Exhibit 99.1

Thomas Properties Group, Inc Announces delay in filing of 2006 Annual Report

Thomas Properties Group, Inc. (Nasdaq:TPGI) announces that there will be a delay in the Company’s filing of the 2006 Annual Report on Form 10-K.

The Company has yet to resolve the application of certain technical accounting interpretations with its prior and current auditors. At issue is the determination whether a valuation allowance is necessary regarding a deferred tax asset recorded for the book and tax basis difference of contributed assets at the time of the Company’s formation transactions in 2004.

The Company has filed a Notification of Late Filing on Form 12b-25 and expects to file the Annual Report on or before April 2, 2007.

About Thomas Properties Group, Inc.

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages office, retail and multi-family properties throughout the United States. The company has four primary areas of focus: property operations, property acquisitions, property development and redevelopment, and investment management. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate ownership, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit the company’s website at www.tpgre.com.

Contact:	Thomas Properties Group, Inc.
Website: www.tpgre.com
Diana Laing, Chief Financial Officer
213-613-1900